Exhibit 5.1

        [KIRKLAND & ELLIS LLP LETTERHEAD]

June 13, 2005

Boise Cascade, L.L.C.,
Boise Cascade Finance Corporation
and the Guarantors set forth below
1111 West Jefferson Street
Boise, Idaho 83702

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Boise Cascade, L.L.C., a Delaware limited liability company and Boise Cascade Finance Corporation, a Delaware corporation (the "Co-issuers"), Boise Cascade Company, a Delaware corporation, Boise Land & Timber Holdings Corp., a Delaware corporation, Boise Land & Timber Corp., a Delaware corporation, Boise White Paper, L.L.C., a Delaware limited liability company, Boise Packaging & Newsprint, L.L.C., a Delaware limited liability company, Boise Building Solutions Manufacturing, L.L.C., a Delaware limited liability company, Boise Building Solutions Distribution, L.L.C., a Delaware limited liability company, Boise Building Solutions Manufacturing Holdings Corp., a Delaware corporation, BC Chile Investment Corporation, a Delaware corporation, BC Brazil Investment Corporation, a Delaware corporation, Boise White Paper Holdings Corp., a Delaware corporation, Minnesota, Dakota & Western Railway Company, a Minnesota corporation, International Falls Power Company, a Delaware corporation, BC China Corporation, a Delaware corporation, Boise Cascade Transportation Holdings Corp., a Delaware corporation, BCT, Inc., a Delaware corporation and Boise Cascade Aviation, L.L.C., a Delaware limited liability company, collectively referred to in this opinion letter as the "Guarantors" and, together with the Co-issuers, as the "Registrants." This opinion letter is being delivered in connection with the proposed registration by the Issuer of (i) $250,000,000 in aggregate principal amount of the Co-issuers Senior Floating Rate Notes due 2012, Series B and (ii) $400,000,000 in aggregate principal amount of the Co-issuers 7 1/8% Senior Subordinated Notes due 2014, Series B (the "Exchange Notes") and the guarantees of such notes by the Guarantors (the "Exchange Guarantees") pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about June 13, 2005, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors. The Exchange Notes and the Exchange Guarantees are to be issued pursuant to the Indenture, dated as of October 29, 2004, among the Co-Issuers, the Guarantors and U.S. Bank National Association, as trustee (the "Indenture"). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for and in replacement of (i) $250,000,000 in aggregate principal amount of the Co-issuers Senior Floating Rate Notes due 2012 and (ii) $400,000,000 in aggregate principal amount of the Co-issuers
7 1/8% Senior Subordinated Notes due 2014 (the "Notes and the Guarantees").

        In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (ii) the Indenture, (iii) the Registration Statement, (iv) the Senior Note Registration Rights Agreement, dated October 29, 2004, by and among the Co-issuers, the Guarantors listed thereto and the initial purchasers named therein, and (v) the Senior Subordinated Note Registration Rights Agreement, dated October 29, 2004, by and among the Co-issuers, the Guarantors listed thereto and the initial purchasers named therein.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

        Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and Exchange Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Notes and the Guarantees, the Exchange Notes will be binding obligations of the Co-issuers and the Exchange Guarantees will be binding obligations of the Guarantors.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. For purposes of our opinion that the Exchange Notes will be binding obligations of the Co-issuer and the Exchange Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Karen E. Gowland, general counsel for Boise Cascade, L.L.C., with respect to Minnesota, Dakota & Western Railway Company, the Minnesota Registrant, that such Exchange Notes and Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, its state of organization. We are not licensed to practice in Minnesota and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers (i) any foreign or state securities (or "blue sky") laws or regulations or (ii) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other accounting or financial information derived therefrom set forth in (or omitted from) the Registration Statement.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,
/s/ KIRKLAND & ELLIS LLP Kirkland & Ellis LLP